Exhibit 4.12

ACCESSION AGREEMENT TO THE
UNANIMOUS SHAREHOLDERS’ AGREEMENT

TO:	Telesat Holdings Inc. (the “Corporation”) and Each of the Shareholders Thereof
DATE:	•

The undersigned confirms that the undersigned has acquired the following Non-Voting Participating Preferred Shares of the Corporation upon exercise of Options pursuant to the Option Plan of the Corporation adopted •, 2007:

• Non-Voting Participating Preferred Shares

The undersigned hereby agrees to become subject to the terms and conditions of the Unanimous Shareholders Agreement made as of October 31, 2007 between Telesat Holdings Inc., all of the shareholders of the Corporation and certain other persons (the “USA”), except for the following provisions (unless otherwise specifically included in the Grant Agreement), which are not relevant to the undersigned:

Section 2.01	–	Shareholders’ Representations;
Section 2.04	–	Confidentiality;
Section 4.04	–	Loral Non-Competition Covenant;
Section 4.05	–	Non-Solicitation Covenant;
Section 4.06	–	Enforcement of Restrictive Covenants;
Article 6	–	Finance and Related Matters (other than Section 6.06 – Auditors);
Article 7	–	Restrictions on Transfer of Restricted Shares (other than Section 7.13 – Notice of Conversion, and Section 7.14 – Share Certificate Legend);
Article 8	–	General Sale Provisions; and
Article 9	–	Arbitration.

The undersigned acknowledges receipt of a copy of the USA.

The undersigned further acknowledges that the ownership of shares of the Corporation is constrained in accordance with the constrained share provisions set out in the Articles of the Corporation pursuant to the Canadian Telecommunications Common Carrier Ownership and Control Regulations promulgated pursuant to the Telecommunications Act (Canada). The undersigned confirms that it [is/is not] a Canadian with the meaning of Section 2 of such Regulations. A copy of the relevant portions of Section 2 is attached hereto.

This Acknowledgement is governed by the laws of the Province of Ontario.

This Acknowledgement is delivered as a deed, supported by formal consideration, on the date set out above.

[Name of Shareholder]

Excerpt from Section 2

“Canadian” means

(a)	a citizen within the meaning of subsection 2(1) of the Citizenship Act who is ordinarily resident in Canada,

(b)	a permanent resident within the meaning of subsection 2(1) of the Immigration Act who is ordinarily resident in Canada, and ahs been ordinarily resident in Canada for not more than one year after the date on which that person first became eligible to apply for Canadian citizenship,

(c)	a Canadian government, whether federal, provincial or local, or an agency thereof,

(d)	a corporation without share capital, where a majority of its directors or officers, as the case may be, are appointed or designated, either by their personal names or by their names of office, by one or more of

(i)	a federal or provincial statute or regulations made under a federal or provincial statute,

(ii)	the Governor in Council or the lieutenant governor in Council of a province, or

(iii)	a minister of the Crown in right of Canada or of a province,

(e)	a qualified corporation,

(f)	a qualified trust

(g)	a qualified mutual insurance company,

(h)	a qualified partnership, or

(i)	a qualified pension fund society. (Canadien)

“qualified corporation” means a corporation in which those of its shareholders who are Canadians beneficially own, and control, in the aggregate and otherwise than by way of security only, not less than 66-2/3 per cent of the issued and outstanding voting shares, and which is not otherwise controlled by non-Canadians; (personne morale qualifiée)

“qualified mutual insurance company” means a mutual insurance company the head office and principal place of business of which are in Canada, and not less than 80 per cent of the board and of each committee of its directors of which are individual Canadians; (société mutuelle d’assurance qualifiée)

“qualified partnership” means a partnership in which those of its partners who are Canadians beneficially own, and control, in the aggregate and otherwise than by way of security only, not less than 66-2/3 per cent of the beneficial interest in the partnership, and which is not otherwise controlled by non-Canadians; (société de personnes qualifiée)

“qualified pension fund society” means a pension fund society the majority of whose members of its board of directors are individual Canadians, and that is established under An Act to Incorporate the Pension Fund Society of the Dominion Bank, S.C. 1887, c. 55; S.C. 1956, c. 66, An Act to Incorporate the Pension Fund Society of the Bank of Montreal, S.C. 1885, c. 13, the Pension Fund Society Act or any provincial legislation relating to the establishment of pension fund societies; (société de caisse de retraite qualifiée)

“qualified trust” means a trust in which Canadians have not less than 66-2/3 per cent of the beneficial interest, and of which a majority of the trustees are Canadians; (fiducie qualifiée)